EXHIBIT 10.92

SUMMARY SHEET FOR 2006 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth the compensation for USEC’s non-employee directors for the term commencing at the 2006 annual meeting of shareholders expected to be held in April 2006:

Annual Retainer	$65,000 paid at the beginning of the service
year. Until a director has satisfied USEC’s
director stock ownership guidelines
(numerical stock ownership target equal to
five times the annual retainer), at least
50% of the retainer is paid in the form of
restricted stock or nonqualified stock
options, although a director may elect to
receive a greater proportion of the retainer
in restricted stock or nonqualified stock
options. Once a director has satisfied
USEC’s director stock ownership guidelines,
director is entitled to receive the entire
annual retainer in cash, although a director
may elect to receive the retainer in
restricted stock or nonqualified stock
options, in lieu of cash.

Annual Stock Grant	Annual grant of restricted stock valued at
$30,000 granted at the time the annual
retainer is paid. Restricted stock vests on
the later of one year from the date of grant
or the director’s termination of service.

Annual Option Grant	Annual grant of 3,500 stock options granted at the time the annual retainer is paid. Options vest after 12 months.

Committee Chairman Fees	$12,000 annual fee for Audit, Finance and
Corporate Responsibility Committee chairman.
$7,500 annual fee for all other committees’
chairman. Committee chairman fee paid in
cash, shares of restricted stock or options,
at the director’s election, at the time the
annual retainer is paid.

Board Meeting Fees	$2,000 for each Board of Directors meeting
attended. Meeting fees are paid in cash in
the week following the meeting or, at the
director’s election, in restricted stock in
the month following each meeting.

Committee Meeting Fees	$1,500 for each committee meeting attended. Meeting fees are paid in cash in the week following the meeting or, at the director’s election, in restricted stock in the month following each meeting.

Incentive Stock	If a director chooses to receive restricted
stock as payment for the part of the annual
retainer, chairman and meeting fees that
they are otherwise entitled to receive in
cash, he or she will receive an incentive
payment of restricted stock equal to 20% of
the portion of the annual retainer, chairman
and meeting fees that the director elects to
take in restricted stock in lieu of cash.
These incentive shares will vest on the
later of three years from the date of grant
or the director’s termination of service.
Incentive shares are granted at the time the
annual retainer is paid.

All restricted stock and options are granted pursuant to the USEC Inc. 1999 Equity Incentive Plan, as amended, and are subject to the terms of such plan and the applicable stock option or restricted stock award agreements previously approved for issuance of options and restricted stock to non-employee directors under the plan. Restricted stock carries the right to receive dividends and the right to vote.